Exhibit (h)(2)



                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                            INVESTMENT PORTFOLIO LIST
                         EFFECTIVE AS OF AUGUST 1, 2008


        HighMark 100% U. S. Treasury Money Market Fund
        HighMark California Tax-Free Money Market Fund
        HighMark Diversified Money Market Fund
        HighMark Treasury Plus Money Market Fund
        HighMark U. S. Government Money Market Fund
        HighMark Balanced Fund
        HighMark Core Equity Fund
        HighMark Large Cap Growth Fund
        HighMark Large Cap Value Fund
        HighMark Small Cap Value Fund
        HighMark Value Momentum Fund
        HighMark Bond Fund
        HighMark California Intermediate Tax-Free Bond Fund
        HighMark National Intermediate Tax-Free Bond Fund
        HighMark Short Term Bond Fund
        HighMark Income Plus Allocation Fund
        HighMark Growth & Income Allocation Fund
        HighMark Capital Growth Allocation Fund
        HighMark Diversified Equity Allocation Fund
        HighMark International Opportunities Fund
        HighMark Cognitive Value Fund
        HighMark Enhanced Growth Fund
        HighMark Small Cap Advantage Fund
        HighMark Fundamental Equity Fund

        and any other portfolios hereafter created by the Trust after the date of this Agreement



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ADMINISTRATION AGREEMENT

                                   SCHEDULE B
                           LIST OF ADDITIONAL EXPENSES


* HighMark as Administrator shall be responsible for the per account and CUSIP fees charged by the Trust's transfer agent related to the Trust's portfolios up to but not to exceed $950,000 per year. HighMark shall not be responsible for any other transfer agency expenses, including but not limited to any out-of-pocket expenses.

For any new Trust portfolios or new share classes of either existing or new Trust portfolios established and offered to the public during the term of this Agreement (as those terms are defined above), the Trust will be charged a fee in accordance with the effective fee schedule in place with the transfer agent at that time. The undertaking by HighMark as Administrator to pay certain transfer agency expenses as noted above shall not affect the allocation methodology of transfer agency expenses applied by the Trust.
* Annually, HighMark as Administrator shall be responsible for up to $100,000 of routine legal expenses incurred by the Trust and the Trust's portfolios when such routine expenses exceed $250,000; provided, however, that HighMark shall not be responsible for (i) non-routine legal expenses. or (ii) routine legal expenses in excess of $350,000. As used herein, the term "routine legal expenses" includes annual updates to the Trust's registration statement and supplements as necessary; review of annual and semi-annual reports; board meeting attendance and preparation of minutes; annual trustee, officer, and service provider questionnaires; annual review of investment advisory agreements; anti-money laundering and Sarbanes-Oxley related issues; establishment of new portfolios (up to two separate filings annually); proxies related to affiliated portfolio mergers and acquisitions; and investment policy changes that do not involve special circumstances (up to one filing annually).